UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): June 9, 2010

FAR EAST ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060
(Address of principal executive offices)

(832) 598-0470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2010, Far East Energy Corporation (the “Company”) entered into an amended and restated employment agreement (the “Agreement”) with Bruce N. Huff, the Company’s Chief Financial Officer. The Agreement will terminate on April 19, 2012, unless extended or earlier terminated. Pursuant to the Agreement, Mr. Huff will receive a base salary of $225,000 per year and will be eligible to receive discretionary bonuses as determined by the Compensation Committee of the Company.  If Mr. Huff’s employment is terminated without Cause (as defined in the Agreement) or for Good Reason (as defined in the Agreement), he will receive a severance payment of 100% of his annual base salary; provided that if Mr. Huff’s employment is so terminated on or within 24 months of a Change of Control (as defined in the Agreement), he will receive a severance payment of 200% of his annual base salary. If Mr. Huff’s employment is terminated as a result of death or Disability (as defined in the Agreement), the Company will pay to Mr. Huff the base salary which would have been payable to him through the date his employment is terminated and all amounts actually earned, accrued or owing as of the date of termination. In the event that Mr. Huff’s employment is terminated without Cause, for Good Reason or as a result of death or Disability, he will be entitled for a period of one year after termination to exercise all options granted to him under his employment agreement or otherwise to the extent vested and exercisable on the date of termination.  If Mr. Huff’s employment is terminated for Cause or Mr. Huff voluntarily terminates his employment, the Company will pay his base salary and all amounts actually earned, accrued or owing as of the date of termination and he will be entitled for a period of 90 days after termination to exercise all options granted to him under his employment agreement or otherwise to the extent vested and exercisable on the date of termination.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 11, 2010

Far East Energy Corporation

By:	/s/ Michael R. McElwrath
Michael R. McElwrath
Chief Executive Officer